Exhibit 99.2

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NOVEMBER 11, 2015 / 09:30PM GMT, CDNA - Q3 2015 CareDx Inc Earnings Call

C O R P O R A T E   P A R T I C I P A N T S

Leigh Salvo Westwicke Partners - IR, Principal

Peter Maag CareDx, Inc. - President, CEO

Ken Ludlum CareDx, Inc. - CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

William Quirk Piper Jaffray & Co. - Analyst

Dan Leonard Leerink Partners LLC - Analyst

Nicholas Jansen Raymond James & Associates - Analyst

Eric Criscuolo Mizuho Securities USA Inc. - Analyst

Per Ostlund Craig-Hallum Capital Group LLC - Analyst

P R E S E N T A T I O N

Operator

Welcome to the CareDx Third Quarter 2015 Financial Results Conference Call. At this time, all participants are in listen-only mode. Following management prepared remarks, we’ll hold a Q&A session.

(Operator Instructions)

As a reminder, this conference is being recorded today, November 11, 2015.

I would now like to turn the conference over to Leigh Salvo, Investor Relations. Please go ahead.

Leigh Salvo - Westwicke Partners - IR, Principal

Thank you, Abigail, and thank you for participating in today’s call. Joining me today from CareDx are Peter Maag, President and Chief Executive Officer; and Ken Ludlum, Chief Financial Officer. Earlier today, CareDx released financial results for the quarter ended September 30, 2015. The release is currently available on the company’s website at www.caredx.com.

Before we begin, I’d like to remind you that management will make statements during this call that include forward-looking statements within the meaning of federal securities laws, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Any statements contained in this call that are not statements of historical facts should be deemed to be forward-looking statements. All forward-looking statements, including without limitation, our examination of historical operating trends and our future financial expectations are based upon our current estimates and various assumptions. These statements involve material risks and uncertainties that could cause actual results or events to materially differ from those anticipated or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these statements. For a list and description of the risks and uncertainties associated with our business, please see our filings with the SEC.

CareDx disclaims any intention or obligation except as required by law to update or revise any financial projections or forward-looking statements whether because of new information, future events, or otherwise. This conference call contains time-sensitive information and is accurate only as of the live broadcast today, November 11, 2015.

I will now turn the call over to Peter Maag. Peter?

Peter Maag - CareDx, Inc. - President, CEO

Thanks, Leigh. Good afternoon, everyone. As you know, we begin with the patient story on each of our quarterly calls. This quarter, we had an event that hit really close to home, reminding all of us that caring for transplant patients is a significant and life determining undertaking. One of our CareDx associates that used to work in our customer care group has passed away after being put on the waiting list for a heart transplant. Then transitioned to a ventricular assist device, but it turned out that her condition had deteriorated already too much. She will be missed by her family and all of her colleagues.

Now turning the page, I’m thrilled with the progress we have made this quarter. The momentum we saw in the first half of the year continued into our third quarter as we made substantial progress on each of our objectives for 2015. We start this call by covering the recent highlights in our cell-free DNA pipeline. Then I’ll cover the update on our AlloMap business, where our focus continues to be increasing patient access. Ken will cover the financials for the third quarter and our guidance for 2015. And then, we look forward to your questions.

Before we discuss operational highlights, I would first like to briefly comment on our overall financial performance. Total revenue was $7.2 million in the third quarter of 2015. AlloMap test volume reached a record level in the quarter and continues to be a strong foundation for our business. We saw 13% year-over-year volume growth, which underscores the importance of AlloMap as the core product for CareDx.

Based on this foundation we are succeeding in building a strong adjacent R&D effort centered on our cell-free DNA technology and a much bigger market opportunity in kidney surveillance. This translated into a ramp of R&D expenses primarily associated with the development of our in-house cell-free DNA assay and our ongoing clinical trials. I am extremely pleased with the progress that we’re making and the smart investments that we have made since we first outlined our strategy more than a year ago.

Let me now focus on my comments on progress against our previously stated three strategic objectives — development of cell-free DNA, AlloMap patient adoption, and external growth opportunities. As you know, our first objective is to advance the utility of cell-free DNA as a biomarker in organ transplantation. We made great progress. We are moving ahead with the development of an analytically validated assay called AlloSure that will be available through our CLIA lab.

We have agreed on the brand name AlloSure for number of reasons. Besides being a great name and then leveraging our heritage with AlloMap, the name represents a universal test for solid organ transplant surveillance. We plan to release a family of tests that are organ-specific mainly focused on the specific utility of cell-free DNA in the different organ systems as we anticipate that the frequency and utility of diagnostic testing will be different.

We have achieved an important milestone on time with the recent opening of a dedicated CLIA lab space in our Brisbane headquarters for AlloSure. This will enable us to test samples from kidney transplantations across the United States. We have a great picture of Steve Quake, cutting the ribbon on the new lab space. Steve continues to be a great supporter.

Our new space supports the first in a pipeline of products that targets donor-derived cell-free DNA to a certain organ injury in transplant recipients. Our non-invasive method measures the fraction of donor-derived cell-free DNA that is present in blood. The extended facility designed for clinical next-generation sequencing testing also includes a state-of-the-art laboratory information management system containing best-in-class bioinformatics and our customized software module. We have a lot of experience with AlloMap with respect to dedicated lab space, quality systems, and workflow. This experience has enabled us to build a best-in-class clinical sequencing lab. The team has done a great job.

We have also made a good progress on our DART trial. As a reminder, this is an observational study designed to demonstrate the clinical performance characteristic of cell-free DNA in detecting clinical and sub-clinical rejection in kidney allograft recipients. The study is also designed to demonstrate the correlation of circulating cell-free DNA to renal function using both serum creatinine levels and estimated GFR.

In the DART study, we expect to enroll 200 patients in more than 12 centers, and collect patient blood samples. We are on plan with the current enrollment of more than a 100 patients in 11 transplant centers, up from six transplant centers that we reported last quarter. We are on track to deliver an interim read-out in the first half of next year with the timing primarily driven by the number of patient samples that are associated with clinical events especially rejection.

Following the interim analysis of DART study, we plan to begin a clinical utility trial in the second half of 2016. These milestones are consistent with previous communications and we continue to be on track. With the size of the kidney transplant surveillance market estimated at $1 billion. We are very excited about the potential for a cell-free DNA kidney transplant surveillance testing solution.

Apart from DART, we have two more clinical studies underway, our Outcomes AlloMap Registry study or OAR, and our cell-free DNA Outcomes AlloMap Registry or D-OAR.

Starting with OAR, we continue to see growing enrollment. More than 2,300 samples from more than 600 patients enrolled in the study were received from 20 centers as of September 30. This is up from 1,700 samples in the second quarter of 2015.

The long-term outcome data collected will continue to build clinical evidence for the use of AlloMap. We see this not only as a long-term commitment to the transplantation field, but also as an invaluable source for future scientific insight generation. We are seeing a lot of interest from our opinion leaders to use the registry data for more research.

We continue to make cell-free DNA available for heart clinicians as a research-use only test in combination with AlloMap through our D-OAR registry. D-OAR has been launched in 15 centers with over 250 patients enrolled and 650 samples collected as of September 30. Both the number of samples collected and the patients enrolled nearly doubled in the quarter. This effort continues to support the evidence generation of cell-free DNA in transplantation.

We also communicated in the quarter that our cell-free DNA solution will be part of the clinical trials in organ transplantation or CTOT-19 study. The CTOT-19 project is a cooperative research programs sponsored by the National Institute of Allergy and Infectious Diseases. We see this as a great endorsement from the study consortium not only for our approach but also for our team and the entire company.

With the steadily increasing enrollment in D-OAR, DART, and OAR, we are building a large multi-center biobank of well annotated samples in the transplant field. This sample library will become increasingly useful and valuable as a scientific questions, and our internal product development efforts continue. In summary, we increased our transplant samples by over 1,000 samples in just the third quarter, and we expect our clinical trial activity to increase in 2016.

We have also recently announced our presentations at the Association of Molecular Pathology Annual Meeting in Austin, Texas and the American Society of Nephrology Annual Meeting in San Diego. While this occurred after the quarter ended, let me just summarize the relevance of the scientific presentation. We have made great progress in analytical validation of our donor-derived cell-free DNA assay. We have demonstrated our purpose built cell-free DNA transplantation assay as highly precise and accurate using custom reference standards and is characterized by digital PCR from Horizon Discovery. The cell-free DNA test for transplantation requires higher sensitivity than cell-free DNA test for noninvasive prenatal testing and to more clinical clarity than most of the DNA alterations determined by cancer cell-free DNA test.

Combined with a more rapid turnaround time necessitated in transplantation and the evidence we presented for heart and kidney clinical validity, we believe we are well-positioned to make this information available to clinicians in the near future. Our commitment to even higher levels of evidence through our D-OAR registry and DART clinical trial will provide further clinical validity.

Our second strategic initiative is to increase the adoption of AlloMap, our surveillance solutions for heart transplant recipients. We continue to see good volume growth in the third quarter. AlloMap was used for heart transplant patients more than 3,400 times, another record level, representing an increase of 13% over the third quarter of 2014, which provides the foundation for growth for our business. Out of the 130 heart transplant centers in the U.S., AlloMap is used in 117 during the last 12 months. As of the end of the third quarter, there were 62 centers that established AlloMap protocols up from 60 in the previous quarter. As most of you on this call know, we have been actively responding to the CMS proposal to modify their clinical laboratory fee schedule for calendar year 2016, which would affect many advanced molecular diagnostic test including AlloMap.

We anticipate receiving notice from CMS final determinations by end of this month. In the past weeks, we have received tremendous support from patients and clinicians. The challenge provided by the CMS announcement has demonstrated the strong standing that CareDx has in the field of transplantation and personalized medicine and also brought out the unique skill set of the management team to tackle the issue.

Clearly the response demonstrated once again that CareDx can punch way above its weight class. We are working with CMS to their processes to ensure that the additional data provided will allow them to make an informed decision. We have built a strong case to use the capital methodology, which would mean maintaining the current AlloMap price.

I am happy about the progress we are making with our commercial strategy, which coordinates AlloMap patient customer engagement, drive, establishment, and adherence to protocols, and supports transplant centers in optimizing their workflows. The first is stakeholder engagement. This encompasses patient and healthcare professional engagements; (tactics) include patient advisory board and newly formed visiting clinicians program. Also we focused on protocol development. The main focus here is to continue to expand the utility of AlloMap and how it is used in post-transplant surveillance.

The next growth driver relates to improving workflow. On our last call, we mentioned the web portal which is a great way to digitize user experience and improve the ease with which clinicians order patients undergo and AlloMap patients results are received. Another important initiative centers on the clinical data and education, with continued efforts like OAR, D-OAR, and investigator initiated research, we will continue to increase supporting data on AlloMap.

Last but not least, we have very targeted product development. During the third quarter, we announced new data related to the use of AlloMap score variability to predict the risk of future clinically significant events in heart transplant recipients providing a new tool to facilitate improved patient management strategy. The primary endpoint in this retrospective case-controlled study was an event of significant graft dysfunction, death from any cause, or re-transplantation. Patient selected from our CARGO II sample cohort were assigned to either the event or the control group. Results demonstrated that lower AlloMap score variability was associated with a lower risk of future events, while higher AlloMap variability was associated with a higher risk of future events. Results of this study were published earlier this month by the Journal BMC Cardiovascular disorders, which are now available online.

In particular, this is an interesting area for patients that are in the years two-year to five-year post-transplant. AlloMap variability, which is available from four AlloMap test results within a 24-month period, will help clinicians with patient risk stratification. We introduce this concept to interested centers at the Heart Failure Society of America meeting in National Harbor, Maryland this September. We believe the total addressable market for AlloMap in the United States is approximately US$100 million. Patients in the two-year to five-year segment represent about 40 million off the market; a segment that we believe is penetrated at approximately 30% thus far.

On the reimbursement front, we continue to have positive coverage decisions from all the major carriers. As of September 30, 2015, we had been reimbursed for approximately 80% of all AlloMap results delivered in the 12-month ended March 31, 2015. AlloMap continues to be broadly reimbursed in comparison to other high value molecular diagnostic offerings. We expect reimbursement to remain in this range going forward.

On July 1, we brought AlloMap reimbursement in-house reducing overall cost of the reimbursement effort and increasing effectiveness through direct control of the entire process.

Now turning to or external growth initiative another key objective for us this year. We continue to search and evaluate attractive partnering opportunities to strengthen and deepen our transplant diagnostic offerings. Obviously, the CMS challenge has impacted the prioritization of these initiatives in the recent weeks. However, the pursuit of inorganic growth opportunities remains a priority for us.

In summary, we have achieved our milestone of rolling out AlloMap variability, September 2015, and track against the cell-free DNA availability through our CLIA lab, December 2015. And we remain on target for the release of interim analysis of DART 1 first half in 2016.

I will now turn the call over to Ken to review our financial highlights and to provide guidance for the year.

Ken Ludlum - CareDx, Inc. - CFO

Thanks Peter. So, as you saw, revenue in the third quarter was at $7.2 million. That was up 7% from the third quarter of 2014. As Peter noted, we had record AlloMap volume in the quarter. However, this quarter revenues grew a bit slower than AlloMap volume due to a lower Medicare mix than budgeted in the transition of bringing collections and billings in-house.

Cost of testing in the third quarter was $2.6 million, compared to $1.8 million in the third quarter of 2014. This translated to a gross margin of 63% in line with recent performance. Remember, when comparing this to last year’s quarter, we had a one-time credit from a used royalty that reduced our COGS by over $0.5 million.

R&D expense was $2.7 million in the third quarter compared to $1.0 million in the third quarter of 2014. The increase was primarily due to increases in headcount expenses in the research department and also an increase in all clinical trial activity especially cell-free DNA clinical trial expense, which did not exist last year.

Sales and marketing expenses for the third quarter were $2.1 million, compared to $1.8 million in the third quarter of last year. This was related to increased marketing programs that we conducted this year. G&A expenses were $3.4 million for the quarter, up from $2 million in the third quarter of 2014. During the third quarter several activities affected these expenses. Most of which were not, either non-reoccurring or one-time in nature, including the filing of an [S3] and the related [ATM] program, stepping up our external business development activities, and the initial expenses involved with our CMS response. In addition, we brought billings and collections in-house on July 1, which will reduce expense starting next year after a transition period in which we are running our old outside service and our in-house activities in parallel.

The third quarter net loss was $3.5 million compared to a profit of $1.2 million for the same quarter in 2014. Basic and diluted loss per share were $0.29 in the quarter ended compared to positive earnings-per-share in the year ago quarter. Our shares outstanding for this year were $11.9 million.

Turning to balance sheet. At the end of the third quarter, we had $34 million in cash and cash equivalents on hand versus $36.9 million at June 2015. And we are reaffirming our revenue guidance for this year to be in the range of $28 million to $30 million. Peter?

Peter Maag - CareDx, Inc. - President, CEO

I am delighted by the progress we made throughout the first nine months of this year and as we move towards advancing our mission to improve patient outcomes in transplant care. We look forward to updating you on our progress.

With that, we’d now like to open the call up to questions. Operator?

Q U E S T I O N   A N D   A N S W E R

Operator

Thank you. (Operator Instructions) And our first question comes from the line of Bill Quirk with Piper Jaffray. Your line is open.

William Quirk - Piper Jaffray & Co. - Analyst

Great. Thanks and good afternoon, everyone. First question, Peter, just kind of going back to CMS issue, any update on that when you guys obviously came out pretty strong against methodology that CMS had used in the preliminary updates, and obviously, it looks like you have quite a bit of support not only from the advisory committee, but also from some additional laboratory groups as well.

Peter Maag - CareDx, Inc. - President, CEO

Yes. Thank you, Bill, for the question. We are in the open comment period. I think we have done a tremendous job in responding very swiftly and very forcefully in the challenge that CMS has provided. As you know, many of these companies are affected. And CareDx has been affected significantly with a 77% price cut given that many transplantations are actually Medicare patients, more that 50% of our revenue would be impacted.

So we’ve been out in Washington lobbying with congressmen having direct interactions with CMS. And we are pretty content with the effort that we put together in building a rationale that capital would be the right methodology. As you know, CMS will issue guidance at end of this month towards the middle of December, the latest on the update of clinical lab fee schedule.

William Quirk - Piper Jaffray & Co. - Analyst

Got it. And then just you mentioned regarding reimbursement thing and about that 80% rate. So, is it safe to say Peter that you’re not hearing from any payers who are considering following CMS as lead?

Peter Maag - CareDx, Inc. - President, CEO

No, actually we haven’t had any of these challenges because as you know we have total a 175 million contracted lives, and another 50 million lives are paying on a very regular basis. We haven’t had any of these challenges. Just as a reminder, many of these plans have undergone a rigid effort to evaluating the technology and the pricing off of AlloMap, and we as a company have made a very strong push to never contract without considering the Medicare pricing. So we’re pretty comfortable on where we are in regards to AlloMap pricing and the challenges that this might propose to other private payers.

William Quirk - Piper Jaffray & Co. - Analyst

Okay, very good. And then I guess just switching topics real quick, as it relates to AlloSure, just to be clear that other than, perhaps, the cut-off percentage for rejection versus quiescence, this is the same test or same workflow? Is that the right away to understand that, that’s essentially a software account, a kind of algorithmic difference between, say, kidney versus heart for AlloSure?

Peter Maag - CareDx, Inc. - President, CEO

I think from an assay development standpoint, Bill, you are absolutely correct. I think when it comes to the clinical utility of test, the frequency when it is tested, when it is tested and maybe after rejection occurrence or prior to rejection or maybe as a surveillance tool, maybe we say different clinical utility. But from an assay perspective, you are absolutely correct that cell-free DNA focusing on donor-derived cell-free DNA is universal, applicable and that’s why AlloSure is a good name because it’s a generic Allo to put to the Sure with the cell-free DNA.

William Quirk - Piper Jaffray & Co. - Analyst

Okay, got it. Thanks, guys.

Operator

Thank you. Our next question comes from the line of Dan Leonard with Leerink. Your line is open.

Dan Leonard - Leerink Partners LLC - Analyst

Thank you. My first question, Peter, has the Medicare language around EDLTs impacted your reimbursement strategy at all for AlloSure?

Peter Maag - CareDx, Inc. - President, CEO

No, because I think AlloSure is square in the middle of being an advanced diagnostic laboratory test. So we fit very well into this nomenclature. We don’t anticipate right now as we have guided previously to that this would be in the beginning in FDA tests, which would even stronger build the case towards this being in EDLT. But we see AlloSure very clearly in the EDLT bucket, and we don’t see that even be contested in the current panel legislation.

Dan Leonard - Leerink Partners LLC - Analyst

Okay. So you would likely declare AlloSure as an EDLT under the Medicare guideline as opposed to trying to go different route?

Peter Maag - CareDx, Inc. - President, CEO

Yes, I think it fits also to the context of the law and how this is bidding. I think it does fit right where this law will try to be regulating advanced diagnostic laboratory test.

Dan Leonard - Leerink Partners LLC - Analyst

Got it. And maybe a question for Ken. Ken, how are you measuring the success of your efforts to internalize billing? Is that something that should materialize in a higher ASP for test or in lower COGS for test or how do we think about that?

Ken Ludlum - CareDx, Inc. - CFO

It will materialize two ways. One is lower overall expenditures related to billing and collections versus what we were doing on an outhouse spaces earlier. And then secondly, we should have a one-time pickup or acceleration in cash collections as we get rolling there. So those two things should be the primary benefits.

Dan Leonard - Leerink Partners LLC - Analyst

And then finally was the 12% to 13% volume growth for AlloMap this quarter, was that apples-to-apples versus the prior year? Was there any difference in number of days in the quarter this year versus the prior year?

Ken Ludlum - CareDx, Inc. - CFO

No, there was no meaningful difference in the days of year year-over-year. That’s apples-to-apples.

Dan Leonard - Leerink Partners LLC - Analyst

Right. Thank you.

Operator

Thank you. Our next question comes from the line Nicholas Jansen with Raymond James. Your line is open.

Nicholas Jansen - Raymond James & Associates - Analyst

Hey, guys, in light of the clinical lab fee schedule potential changes, I wonder if that kind of accelerated any of the inorganic growth opportunities that you’re pursuing. Clearly a large reimbursement cut of this magnitude might make it difficult to continue to perform the same level of service under that platform. So I just wondered to kind of get your sense of the inorganic opportunities that you guys are currently looking at?

Peter Maag - CareDx, Inc. - President, CEO

Well, I think as we talked about in the call, we are a relatively focused team. And given the CMS challenge, a number of our senior executives were actually focused on putting out the fire that CMS was posing to us. So, in that sense, we have put inorganic growth options a little bit on the backseat. But as we are going into the next year, we continue to look through executing on all these pillars at the same way.

We as a company, we have AlloMap as the foundational core product, we have AlloSure as the internal growth driver, and then we try to mitigate that with external and inorganic growth opportunities. This has always been part of the strategy, and we’ll continue to look for opportunities of adding that to our portfolio.

Nicholas Jansen - Raymond James & Associates - Analyst

That’s helpful. And then, Ken, maybe for you from an expense perspective, I think you mentioned as one of the maybe non-recurring items in the third quarter was the beginning cost associated with the defense, with the clinical lab fee schedule changes. And I just wanted to get a sense for our models for the fourth quarter, certainly you guys probably ramped up your efforts in October and in November, how we should be thinking about those expenses for the fourth quarter?

Ken Ludlum - CareDx, Inc. - CFO

Yes, so there are going to be substantial expenses following through into the fourth quarter. And I think people need to be increasing their G&A expenses in Q4 actually quite a bit also to reflect taking reimbursement in-house which would be an ongoing expense. So do you want to talk about specific numbers here at this point or —

Nicholas Jansen - Raymond James & Associates - Analyst

No, it’s more of the context we’re taking about $1 million or multi-million dollars, anything helpful would be great for the broader community to understand?

Ken Ludlum - CareDx, Inc. - CFO

Ballpark would be $1 million higher than what consensus is.

Nicholas Jansen - Raymond James & Associates - Analyst

Okay, that’s helpful. And then lastly, in terms of all the - you are certainly doing a good job enrolling patients in all these trials, you are clearly developing a pretty sizable biobank of samples. I just wanted to get your sense perhaps how you can potentially monetize that, if there were some negative ramification associated with your pricing in AlloMap. Is there any way where you could perhaps get a cash inflow with regard to perhaps partnering with folks with all that data you are collecting? Thanks.

Peter Maag - CareDx, Inc. - President, CEO

I think that’s an excellent question, Nick. I mean this is when we compare the biobanks in post-transplant management. This is a very substantial effort and invaluable resource as we learned that a lot of the technologies are focusing now on post-transplant surveillance this will be an invaluable asset to the company. We have and we will continue to have conversations with the various industry players. Given that it is transplantation, actually we know each other very well and know what sample sets each other has. We feel extremely well-positioned for technology partners, but also other partners that are running labs to provide them with these samples. Right now, obviously we have a vested interest to detail those on AlloSure and make them available for the AlloSure development. This is our top priority.

Nicholas Jansen - Raymond James & Associates - Analyst

Thanks, guys. I will hop back in the queue.

Peter Maag - CareDx, Inc. - President, CEO

Thanks.

Operator

Thank you. (Operator Instructions) Our next question comes from the line of Eric Criscuolo with Mizuho. Your line is open.

Eric Criscuolo - Mizuho Securities USA Inc. - Analyst

Yes, good afternoon, guys, and thank you for taking my questions. Peter, I think you’ve been speaking a little bit more about the pipeline especially when you talked about the new sequencing center that you opened. So I was wondering if you could maybe talk about what’s coming behind kidney and the extensions of the AlloMap tests that you’ve spoken about previously.

Peter Maag - CareDx, Inc. - President, CEO

Thank you for the opportunity talking about that, Eric, because I think AlloSure, as mentioned earlier, really universal test. While we focus the development on kidney, obviously it is applicable for heart, for liver, and for lung, for example. We have a very small effort in lung that we continue to look for exciting data in lung transplantation. These are clearly smaller opportunities, but if you add them up, they continue to be sizable.

But then the next phase of the cell-free DNA development is really in the space of infectious diseases we have now more data generated around anellovirus, for example, as a marker for post-transplant health. And given that this is genomic information or genomic fragments that are non-recipient genomic fragments, infection is the next way to go. And also then quite frankly, the follow-ons will be cancers because you have genomic fragments in the bloodstream that are non-recipient owned fragments. And that would be cancer cell fragments, and that’s something that we have in our research and development pipeline on the backdrop of melanoma being a very significant cancer exposure to these transplantations. So, there is an ample opportunity on this technology, but then also on adjacent technology thinking about gene expression technology and [proteomic sensor] to be providing these tests to transplantations and others.

Eric Criscuolo - Mizuho Securities USA Inc. - Analyst

Great. That’s very helpful. Thank you. And coming back to the — unfortunately coming back to the CMS issue, assuming a worst case scenario, does the organization have any contingency plans as far as operations go cutting expenses or anything like that?

Peter Maag - CareDx, Inc. - President, CEO

Eric, I think that’s a good question. I think we right now have been focusing on defending the existing power from CMS and having a very strong response. We feel pretty comfortable on where we are today in terms of our response and we will cross the bridge when we get there. I think we’re a couple of weeks, maybe four weeks, maximum away from a CMS response, and then we’ll be guiding on our other scenarios that that might pose.

You probably have heard that the $644 that were introduced as a potential other reimbursement for AlloMap are actually below our cost of offering the test. So that would pose a very significant challenge to the company.

Eric Criscuolo - Mizuho Securities USA Inc. - Analyst

Great. Thank you. And then just lastly, the NIH program that you are a part of, is there any assumptions or should we make any assumptions as far as this effect could have a positive impact on your test or your revenue volume?

Peter Maag - CareDx, Inc. - President, CEO

I think this - we don’t think of this as directly translatable into revenue, but it is cachet and reputation to be part of that consortium. This is the who is who in transplant care that are initiating these trials; they’re NIH funded. So think of this as a huge endorsement but don’t - it’s hard to measure this in dollars, it’s more - this is - we continue to be at the forefront of making that technology available to the field of transplantation.

Eric Criscuolo - Mizuho Securities USA Inc. - Analyst

Understood. Thank you very much.

Operator

Thank you. Our next question comes and the line of Bill Bonello with Craig-Hallum. Your line is open.

Per Ostlund - Craig-Hallum Capital Group LLC - Analyst

Thanks. Good afternoon, guys. This is actually Per in for Bill today. Congratulations on the progress. A lot of the questions that I had frankly have been answered, but I did want to ask a quick one on the AlloMap variability score. I know it’s only been a few weeks now, but I guess I’d be interested in hearing sort of the initial qualitative feedback that you’ve heard from some of your centers that you work with and maybe bigger picture, what kind of an opportunity does that test or that offering give you to sort of further develop that year two to five opportunity that sounds a little bit underpenetrated at this point? Thanks.

Peter Maag - CareDx, Inc. - President, CEO

Yes and thank you for the question. We started to make AlloMap variability available in October, and we have a series of centers that are very excited on testing or receiving the AlloMap variability score. We have an internal plan as it stands today. I believe we have more than 10 centers already that are using the AlloMap variability and are interested in the data, and that will really drive penetration of AlloMap in the two-year to five-year segment as I mentioned during the call.

This is probably a lifecycle management opportunity for AlloMap. Don’t think of it as a standalone product, but really a way of engaging our clinicians and encourage them to continue surveillance of patients that normally have stopped biopsy surveillance and moving a two-year to five-year much less frequent surveillance period. And with AlloMap variability, we give them good rationale to continue to monitor for this patients. Keep in mind that the rejection rates actually between year two and year three are relatively the same. So continued monitoring makes a lot of sense. And with AlloMap variability we drive that into that segment.

Per Ostlund - Craig-Hallum Capital Group LLC - Analyst

That makes perfect sense. Thank you, guys.

Operator

Thank you. I am showing no further questions. I’d like to turn the call back to Peter Maag for closing remarks.

Peter Maag - CareDx, Inc. - President, CEO

Well, thank you very much. We look forward to updating you on our progress and have a great evening. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a great day.

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